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FOR IMMEDIATE RELEASE              CCB Contact:   Jenny R. Kobin (919) 683-7646
April 14, 1999                     SSM Contact:   J. Charles Dunn (336) 751-5936


                           CCB FINANCIAL CORPORATION
                        TO ACQUIRE STONE STREET BANCORP

Durham, N.C. - CCB Financial Corporation (NYSE: CCB) announced today that it has signed a definitive agreement to acquire Stone Street Bancorp, Inc. (AMEX: SSM), which is headquartered in Mocksville, North Carolina. Stone Street Bancorp operates two branches in Davie County, which is adjacent to Winston-Salem, North Carolina, and had $127 million in assets, $103 million in loans and $73 million in deposits, as of December 31, 1998.

The transaction is valued at approximately $35 million and will be accounted for as a purchase. Each Stone Street Bancorp shareholder will receive $21.37 per share, provided CCB's stock trades between $44.52 and $60.24, during the pricing period. Stone Street Bancorp shareholders can elect to receive either cash or CCB stock as consideration; however, at least 80% of the total consideration must be paid in CCB stock. The acquisition, which is expected to close in the third quarter of 1999, is subject to approval by regulators and Stone Street Bancorp shareholders.

"This combination results in a strong community institution with the dominant market share in the attractive I-40 corridor, southwest of Winston-Salem," said Ernest C. Roessler, CCB's chairman, president and chief executive officer. "Stone Street has delivered outstanding personal service to its customers in Davie County for seventy-eight years. CCB also has a long history of providing quality service and will offer new products, such as trust, investment and insurance services, previously unavailable to Stone Street customers."